Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Visa Inc. and Subsidiaries:

We consent to the incorporation by reference in this registration statement on Form S-8 of Visa Inc. of our report dated December 19, 2007, with respect to the consolidated balance sheet of Visa Inc. and subsidiaries as of October 1, 2007, which report appears in the Form S-1/A of Visa Inc.

/s/ KPMG LLP

San Francisco, California

April 23, 2008